Exhibit 99.1

January 16, 2012

Roy Bostock

Chairman

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Dear Roy:

I am writing to inform you that I hereby resign from the Board of Directors of, and all other positions with, Yahoo! Inc. effective January 17, 2012.

My time at Yahoo!, from its founding to the present, has encompassed some of the most exciting and rewarding experiences of my life. However, the time has come for me to pursue other interests outside of Yahoo! As I leave the company I co-founded nearly 17 years ago, I am enthusiastic about the appointment of Scott Thompson as Chief Executive Officer and his ability, along with the entire Yahoo! leadership team, to guide Yahoo! into an exciting and successful future.

Sincerely

/s/ Jerry Yang
Jerry Yang